EXHIBIT 10.1

Quantum Corporation
224 Airport Parkway, Suite 550
San Jose, CA 95110

Patrick J. Dennis
[address]

January 16, 2018

Dear Patrick:
We are pleased to offer you the position of President and Chief Executive Officer (“CEO”) of Quantum Corporation (the “Company”) in which you will perform the duties customarily associated with this position and such other duties as may be assigned by the Company’s Board of Directors (the “Board”). You will be based out of our offices in Denver, Colorado and will be reporting to the Board. As the Company’s President and CEO, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company on an exempt basis. Prior to engaging in any business activity other than the preceding while you are an employee of the Company, you must first obtain the approval of the Board. Any such business activity must not interfere with the performance of your duties to the Company.
In addition, you will be appointed to serve as a member of the Board within thirty (30) days following your commencement of employment with the Company as CEO. Thereafter, for as long as you remain CEO, the Company will place your name on the list of nominations as a candidate to be elected as a member of the Board, subject to stockholder vote. Notwithstanding the foregoing, you agree to resign immediately from the Board in the event that you cease to be CEO. While you provide services as CEO, you will not be entitled to receive any compensation for your services as a Board member.

The principle terms and conditions of our offer are as follows:

Start Date	January 16, 2018
Base Salary
Your annual base salary will be $475,000, less applicable tax and other required withholdings, paid in accordance with the Company’s normal payroll procedures. Your annual base salary will be subject to review and adjustment by the Board annually at its discretion.

Bonus Opportunity
Beginning with the Company’s fiscal year ending March 31, 2019 (“FY 2019”), you will be eligible to participate in the Company’s Annual Incentive Plan (the “Bonus Plan”) on such terms and conditions as determined by the Board or its Leadership Compensation Committee (the “LCC”) in consultation with you. For FY 2019, your target bonus opportunity under the Bonus Plan is 100% of your annual base salary; provided, however, that the actual cash bonus earned and payable shall be determined by the Board or LCC, as applicable, in good faith based on performance metrics established at the beginning of FY 2019. In addition, the Board or LCC, as applicable, may, in its sole discretion, grant additional discretionary bonus amounts to you.

Time Vesting Equity Awards
The Company will grant you an award of stock options (the “Option”) to purchase 250,000 shares of Company common stock (“Shares”) at a per Share exercise price equal to the fair market value of a Share on the Option’s grant date. (The grant date of the equity awards described in this paragraph and in the next paragraph will be no later than the first business day of the month after you commence employment.). The Option will be scheduled to vest over four (4) years as follows: one-fourth (1/4) of the Shares underlying the Option will be scheduled to vest on each of the one (1), two (2), three (3) and four (4) year anniversaries of the Option’s date of grant, subject to your continued service with the Company through the applicable vesting date. In addition to the Option, you also will be granted an award of restricted stock units (“RSUs”) covering 125,000 Shares. These RSUs will be scheduled to vest annually over three (3) years as follows: one third (1/3) of the Shares underlying the RSUs will be scheduled to vest on each of the one (1), two (2) and three (3) year anniversaries of the RSUs’ date of grant, subject to your continued service with the Company through the applicable vesting date. These grants of the Option and RSUs are intended to cover the period through FY 2019. Subject to the approval of the Board or LCC, as applicable, and the Company’s standard practice in place at the time, you will be eligible for another annual grant in connection with the Company’s fiscal year beginning April 1, 2019 (“FY 2020”). Your Option and RSUs will be subject to the terms and conditions of the Company’s 2012 Long‑Term Incentive Plan or such other equity plan maintained or established by the Company, as determined by the Board or LCC, as applicable, in its sole discretion (the “Plan”) and applicable award agreement under the Plan.

EXHIBIT 10.1

Performance Vesting Equity Awards
In addition to the time-based Option and RSUs described above, the Company will grant you an award of performance-based restricted stock units (“PSUs”) covering a maximum of 500,000 Shares. The PSUs will be eligible to vest based on the achievement of specified levels of the average of the closing prices of a Share on the New York Stock Exchange (symbol: QTM) during the highest of the four quarterly periods ending June 30, 2021 (the “Average Price”), and subject to your continued service with the Company through the date the LCC certifies Average Price on June 30, 2021. For purposes of clarity, the Average Price will be calculated for each of the quarterly periods ending September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021, and the highest Average Price from among these four quarterly measurements will be used to determine PSU attainment. The PSUs will be granted under the Plan, and the specific terms of the PSUs, including the applicable performance criteria and service requirements, will be set forth in an award agreement under the Plan. Generally, the PSUs will be subject to the following performance criteria, as determined by the Board or LCC, as applicable, in its sole discretion:
● No PSUs will be earned if the Average Price (rounded true to two decimals) is less than $8.00.
● One hundred percent (100%) of the PSUs will become eligible to vest if the Average Price is at least $13.00.
● If the Average Price is between $8.00 and $13.00, the number of PSUs that will become eligible to vest will increase linearly from 0 Shares to 500,000 Shares underlying the PSUs, with an increase of 100,000 Shares for each $1.00 increase in the Average Price above $8.00.
● Shares underlying the PSUs that become eligible to vest based on Average Price achievement will be scheduled to vest upon the LCC’s certification of Average Price achievement on June 30, 2021, subject to your continued service through such date, and subject to any legal or other requirements.
● In the event of a Change of Control while the PSUs are outstanding, the number of Shares underlying the PSUs that will become eligible to vest based on Average Price achievement will be determined based on the value or amount of the consideration payable to holders of Company common stock in connection with the Change of Control, provided that vesting will be subject to continued service with the Company (or its successor as applicable) through June 30, 2021, subject to any earlier vesting under the Plan, the award agreement governing your PSUs, and your Change of Control Agreement.

Relocation Reimbursement
As your principal office location will be at the Company’s offices in Denver, Colorado, you will relocate your residence to the Denver area within 90 days following the date of commencement of your employment with the Company (the “Commencement Date”).

In connection with your relocation the company will reimburse you for reasonable relocation costs directly related to your relocation to the Denver area, including but not limited to moving household goods, transportation costs of moving you and your immediate family, and other reasonable and documented costs. The maximum amount of the Company’s reimbursements for these relocation costs will be $150,000. These relocation expense reimbursements will be subject to the terms and conditions of the Company’s relocation and expense reimbursement policies, as applicable, including without limitation timely submission of proper documentation. No relocation expense reimbursements will be made later than March 15, 2019, and any relocation expense reimbursements will be subject to applicable tax withholdings, if any.

Further, the relocation expense reimbursements are subject to repayment, within thirty (30) days following the date of termination of your employment with the Company, if on or prior to the 12-month anniversary of your Commencement Date, you terminate your employment with the Company for any reason, or the Company terminates your employment with the Company for Cause. For purposes of this offer letter, the term “Cause” will have the same meaning as assigned to it in the Change of Control Agreement (discussed below).

Other Benefits
You will be eligible to participate in the Company’s existing, generally available benefit plans at the same levels as other senior executive officers of the Company. The Company may modify or terminate its benefits programs and arrangements from time to time as necessary or appropriate.

EXHIBIT 10.1

Severance
As an executive of the Company, you will be eligible to receive certain severance benefits under certain circumstances pursuant to the Change of Control Agreement to be entered into, concurrently with this offer letter, between you and the Company (the “Change of Control Agreement”).
In addition, in the event that (a) your employment with the Company is involuntarily terminated by the Company other than for Cause (and other than due to your death or Disability, as such term is defined in your Change of Control Agreement), and (b) the termination of your employment with the Company occurs outside of the Change of Control Period, as defined in the Change of Control Agreement, the Company will provide to you the following severance payments and benefits (the “Severance”):
(i) a lump sum cash payment equal to twelve (12) months of your then-annual base salary,
(ii) vesting credit for a pro-rata portion of any Performance Vesting Equity Awards that would have become vested as of the termination date had the vesting criteria been solely based upon achieving the designated Average Price level for the 90 calendar days preceding the termination date. For purposes of calculating the pro-rata portion, the number of earned PSUs based on the actual Average Price as determined above shall be multiplied by a ratio consisting of the number of days from the start date through the termination date in the numerator and the number of days from the start date through June 30, 2021 in the denominator.
(iii) if you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed by COBRA for you and your eligible dependents (if any), monthly reimbursements from the Company for COBRA premiums for continued coverage under the Company’s group health plans for you and your eligible dependents, if any, in which you (and your eligible dependents, if any) participated on the day immediately before the date of termination of your employment with the Company through the earlier of (A) twelve (12) months after the date of termination of your employment with the Company, or (B) the date you (and your eligible dependents, if any) no longer are eligible to receive continuation coverage pursuant to COBRA (the “COBRA Benefits”). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA Benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA Benefits, the Company will provide to you a taxable monthly payment, during the twelve (12) months after the termination of your employment with the Company, in a monthly amount equal to the monthly COBRA premium that you would be required to pay to continue coverage under the Company’s group health plans for you and your eligible dependents (if any) in effect on the day immediately before the date of termination of your employment with the Company (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage.
The Severance is subject to your entering into and not revoking a release of claims, in substantially the form attached to your Change of Control Agreement (and with such revisions thereto as may be made in accordance with the Change of Control Agreement), in favor of the Company (the “Release”), within the period required by the Release but in no event later than sixty (60) days following the date of termination of your employment with the Company, inclusive of any revocation period set forth in the Release. The Release will include a provision prohibiting the solicitation of employees of the Company for a period of one (1) year following the termination of your employment with the Company. Any salary Severance due to you under clause (i) above will be paid on the sixty‑first (61st) day following the date of termination of your employment with the Company, or such later date required by applicable law as described below in the section titled “Section 409A.”
For the avoidance of doubt, if the termination of your employment with the Company occurs on a date during the Change of Control Period, then the terms of the Change of Control Agreement will govern the payment of any severance benefits to you and no Severance will be payable to you. Any Severance under this offer letter also will be subject to the provisions set forth in the section of the Change of Control Agreement titled “Limitation on Payments” relating to Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations and guidance promulgated thereunder (the “Code”). Further, the provisions set forth in section of the Change of Control Agreement titled “Offset” will be deemed to apply to your Severance.

EXHIBIT 10.1

Section 409A
It is intended that this offer letter and the payments and benefits hereunder are exempt from, or otherwise comply with, Section 409A of the Code (“Section 409A”), such that none of the payments and benefits under this offer letter will be subject to any additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or to so comply. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A; provided, however, that this Section of this offer letter does not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.
Notwithstanding anything to the contrary in this offer letter, no Deferred Benefits (as defined below) will be considered due or payable until you have a “separation from service” within the meaning of Section 409A. In addition, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then any Deferred Benefits otherwise due to you on or within the six (6) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less any applicable tax and other required withholdings) on the date six (6) months and one (1) day following the date of your separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service but before the six (6) month anniversary of the date of your separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less any applicable tax and other required withholdings) to your estate as soon as administratively practicable after the date of your death and all other Deferred Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
For purposes of this offer letter, “Deferred Benefits” means the Severance and any other severance payments or separation benefits to be paid or provided to you (or your estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.
Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will you have any discretion to determine the taxable year of payment of any Deferred Benefit. For purposes of this offer letter, to the extent required to be exempt from or comply with Section 409A with respect to any Severance, references to the “termination of your employment” or other similar phrases will be references to your “separation from service” within the meaning of Section 409A.
To the extent that any reimbursements provided to you hereunder are deemed to constitute compensation to which Section 409A would apply, such amounts shall be reimbursed to you reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred (or such shorter time period as specified under this offer letter). The amount of any such reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such reimbursement shall not be subject to liquidation or exchange for any other benefit. Except as specifically provided herein, any such reimbursements will be made for expenses incurred, only to the extent such expenses are incurred prior to the termination of your employment with the Company.
In no event will the Company or any of its subsidiaries or affiliates have any liability or obligation to reimburse or indemnify you or hold you harmless for any taxes, interest, or penalties imposed, or other costs incurred, as a result of Section 409A.

Taxes	All payments and benefits provided under this offer letter will be subject to any applicable tax and other required withholdings.

The terms and conditions of this offer are contingent upon you passing a background check, including employment references.

As an employee of the Company, you will be expected to abide by all Company rules and regulations. As a condition of employment, you will be required to sign and you agree to comply fully with, the Company’s standard proprietary information and invention assignment agreement (the “Confidentiality Agreement”). You hereby agree that the provisions of the Confidentiality Agreement shall survive any termination of this offer letter agreement or of your employment relationship with the Company.

Your employment relationship with the Company will be “at will,” which means that either you or the Company may terminate

EXHIBIT 10.1

your employment with the Company at any time and for any reason or for no reason.

Throughout your employment with the Company, you agree that you will not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be Competitive (defined below) with the business of the Company (“Competitive Activity”). For the purposes of this offer letter, a business is deemed to be “Competitive” with the Company if it engages in the business of data storage, management and/or protection. Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Competitive Activity if you participate in any such business solely as a passive investor in up to five percent (5%) of the equity securities of a company or partnership, the securities of which are listed on a national stock exchange. In addition, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be materially adverse to the Company, its business or prospects, financial or otherwise.

You agree that you shall not make or encourage or induce others to make statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of the Company or any of its affiliated entities or its or their officers, directors, employees, shareholders, agents or products.

You hereby agree that you shall not, during the term of your employment with the Company, and for a period of one (1) year following the termination of your employment, do any of the following without the prior written consent of the Board: (i) directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, to the extent such restrictions are permitted by law, any employee or independent contractor of the Company to terminate his employment or contracting relationship in order to become an employee or independent contractor to or for any person or entity other than the Company or (ii) solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity Competitive with the business of the Company, if such solicitation or attempt to influence involves in any manner, either directly or indirectly, the Company’s confidential, proprietary information, or trade secret information.

Any term or provision of this offer letter that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this offer letter shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

You agree that, in the event of any breach or threatened breach by you of any covenant or obligation contained in this offer letter, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. You further agree that the Company shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this offer letter, and you hereby irrevocably waive any right you may have to require the Company to obtain, furnish or post any such bond or similarly instrument. The Company’s right to any such relief shall not be construed as an exclusive remedy for the breach of these covenants. All remedies shall be cumulative. These covenants shall survive the termination of this offer letter.

This offer is contingent upon you taking all reasonable actions to expedite the completion of the application, acquisition and maintenance of the appropriate level of United States security clearance.

This offer is also contingent upon you completing an Employment Eligibility Verification Form and providing evidence of your identity and employment eligibility on the date that you are to begin work.

If you accept this offer, this offer letter, together with the Confidentiality Agreement and Change of Control Agreement, shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this offer letter, the Confidentiality Agreement or the Change of Control Agreement, or contrary to those contained in this offer letter, the Confidentiality

EXHIBIT 10.1

Agreement or the Change of Control Agreement, that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another letter or written agreement, signed by you and a duly authorized member of the Board.

The validity, interpretation, construction and performance of this offer letter shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflict of laws.

To confirm your acceptance of this offer, please sign and return an original copy of this offer letter to me.

Patrick, on behalf of the Board members, I’d like to extend our congratulations on this new opportunity and express our confidence in your ability to lead the Company as we move forward.

Sincerely,

/s/ Raghu Rau
Raghu Rau
Chairman of the Board of Directors
Quantum Corporation

I understand and accept the terms of this offer letter.

Signed	/s/ Patrick J. Dennis	Date	January 16, 2018
Patrick J. Dennis